UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) November 17, 2011

REGENCY CENTERS CORPORATION
REGENCY CENTERS, L.P.
(Exact name of registrant as specified in its charter)

Florida (Regency Centers Corporation)	1-12298	59-3191743
Delaware (Regency Centers, L.P.)	0-24763	59-3429602
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

One Independent Drive, Suite 114 Jacksonville, Florida		32202
(Address of principal executive offices)		(Zip Code)

Registrant's telephone number including area code: (904) 598-7000

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230 .425)
☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.03     Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

On November 17, 2011, we and our operating partnership, Regency Centers, L.P. (“RCLP”) as Borrower, closed on a $250 million unsecured term loan agreement ("Term Loan"). The Term Loan has a five-year term and matures on December 15, 2016, but can be paid off at par any time prior to maturity.  We expect the Term Loan will be fully funded during the first half of 2012. The interest rate on the Term Loan is equal to LIBOR plus a margin that is determined in accordance with the Company's long-term unsecured debt ratings. At the time of the closing, the effective interest rate was LIBOR plus 145 basis points.

Wells Fargo Securities, LLC was Sole Lead Arranger and Bookrunner. Wells Fargo Bank, National Association, was Administrative Agent. PNC Capital Markets LLC was Syndication Agent. Regions Bank, SunTrust Bank and US Bank National Association were Documentation Agents and Bank of Tokyo - Mitsubishi UFJ, Ltd. was Senior Managing Agent. Other lenders for the new Term Loan were Bank of America, N.A., Comerica Bank, JPMorgan Chase Bank, NA., Royal Bank of Canada and Sumitomo Mitsui Banking Corporation.

The Term Loan includes financial covenants relating to minimum tangible net worth, ratio of indebtedness to total asset value, ratio of unsecured indebtedness to unencumbered asset value, ratio of adjusted EBITDA to fixed charges, ratio of secured indebtedness to total asset value, and ratio of unencumbered NOI to unsecured interest expense. The Term Loan also includes customary events of default for agreements of this type (with customary grace periods, as applicable).

The above summary is qualified in its entirety by reference to the Term Loan, a copy of which will be filed as an exhibit to our Form 10-K for the period ended December 31, 2011.

Item 9.01

(d)    Exhibits

Exhibit 99.1	Press release issued by Regency on November 17, 2011, for closing of $250 million unsecured term loan agreement.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

November 18, 2011	REGENCY CENTERS CORPORATION and REGENCY CENTERS, L.P.
/s/ J. Christian Leavitt J. Christian Leavitt, Senior Vice President and Treasurer (Principal Accounting Officer)